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Exhibit 11.1

                      VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
                         (companies in the development stage)
                    STATEMENT OF CALCULATION OF NET LOSS PER SHARE
                       (in thousands, except per share amounts)

                                        -----

                                 Three Months Ended         Six Months Ended
                              ----------------------    ---------------------
                               September    September    September   September
                                28, 1997     29, 1996     28, 1997    29, 1996
                              ----------------------    ---------------------

 Actual weighted average
   shares of common stock
   outstanding for the period    22,721       21,672       22,263      21,671


 Net loss for period            $(5,995)    $ (3,429)    $(11,335)   $ (6,623)

 Net loss per share for period  $ (0.26)    $  (0.16)    $  (0.51)   $  (0.31)


Dilutive common stock warrants and stock options have not been included in the calculations of common and common equivalent shares to calculate net loss per share, as their inclusion would be antidilutive.


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